Exhibit 26.(n)(2)

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 16 to Registration Statement No. 333-26505 of the portfolios of United Investors Universal Life Variable Account on Form N-6 of our report dated April 28, 2011, relating to the statutory-basis financial statements of United Investors Life Insurance Company, and our report dated April 28, 2011, relating to the financial statements and financial highlights of United Investors Universal Life Variable Account, both contained in the Statement of Additional Information to Part B of Post-Effective Amendment No. 16, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Statement of Additional Information, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

April 28, 2011